EXHIBIT 99.A2

CERTIFICATE OF TRUST

OF

CALAMOS DYNAMIC CONVERTIBLE AND INCOME FUND

This Certificate of Trust of Calamos Dynamic Convertible and Income Fund (the “Trust”) has been duly executed and is being filed in accordance with the provisions of Section 3810 of the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”), in order to form a Delaware statutory trust.

The undersigned hereby certifies as follows:

ARTICLE I

The name of the statutory trust formed hereby is:

“CALAMOS DYNAMIC CONVERTIBLE AND INCOME FUND” (the “Trust”).

ARTICLE II

The name and business address of the trustees of the Trust is:

John P. Calamos, Sr.	Stephen B. Timbers	William R. Rybak
2020 Calamos Court	2020 Calamos Court	2020 Calamos Court
Naperville, IL 60563	Naperville, IL 60563	Naperville, IL 60563

Weston W. Marsh	John E. Neal	David D. Tripple
2020 Calamos Court	2020 Calamos Court	2020 Calamos Court
Naperville, IL 60563	Naperville, IL 60563	Naperville IL, 60563

ARTICLE III

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

ARTICLE IV

The address of the registered office of the Trust in the State of Delaware is:

c/o Corporation Trust Company

1209 N Orange Street

Wilmington, New Castle County, Delaware 19801.

ARTICLE V

The address of the registered agent for service of process on the Trust in the State of Delaware is:

c/o Corporation Trust Company

1209 N Orange Street

Wilmington, New Castle County, Delaware 19801.

The name of the registered agent at such address is: Corporation Trust Company.

ARTICLE VI

The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interests in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series or class shall be enforceable against the assets of such series or class only, and not against the assets of the Trust generally or assets belonging to any other series or class, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series or class shall be enforceable against the assets of any other series or class.

ARTICLE VII

This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned Trustees of the Trust have executed this Certificate of Trust as of this 11th day of March 2014.

/s/ John P. Calamos, Sr.	/s/ Stephen B. Timbers
Name: John P. Calamos, Sr.	Name: Stephen B. Timbers
Title: Trustee	Title: Trustee

/s/ John E. Neal	/s/ William R. Rybak
Name: John E. Neal	Name: William R. Rybak
Title: Trustee	Title: Trustee

/s/ David D. Tripple	/s/ Weston W. Marsh
Name: David D. Tripple	Name: Weston W. Marsh
Title: Trustee	Title: Trustee

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